EXHIBIT 99-1

(WPS POWER DEVELOPMENT, INC. LETTERHEAD)

For immediate release:                                          For more information contact:
September 5, 2000                                                   Jerry Mroczkowski, Vice President
                                                                                      WPS Power Development, Inc.
                                                                                        (920) 490-6010

WPS Resources Subsidiary Buys
Westwood Generating Station

Green Bay, WI - WPS Power Development, Inc., a subsidiary of WPS Resources Corporation (NYSE: WPS), today announced that it has completed the purchase of CinCap VI, LLC, which owns the Westwood Generating Station in Joliett, Pennsylvania. The 30-megawatt Westwood Station burns waste anthracite coal material (culm) in combination with crushed limestone, using a circulating fluidized bed combustion technology.

     The acquisition is to be entirely financed through internally generated funds.

     WPS Power Development, Inc. owns and operates non-regulated energy generation facilities and provides energy services to the electric power generation industry in Wisconsin, Pennsylvania, Maine, Arkansas, Kentucky, Oregon and Canada. WPS Power Development previously purchased the 431-megawatt Sunbury Generation Station in nearby Shamokin Dam, Pennsylvania.

     "We're pleased to add the Westwood waste coal-fired generating facility to our asset inventory in the Pennsylvania-New Jersey-Maryland (PJM) energy market. " said Jerry Mroczkowski, WPS-Power Development vice-president, "We look forward to continuing the solid operation of the facility by the plant's employees."

     WPS Resources Corporation is also the parent company of Wisconsin Public Service Corporation, an electric and natural gas utility serving customers in northeastern and central Wisconsin, and a portion of Upper Michigan; WPS Energy Services, Inc., an energy marketer with offices in Wisconsin, Michigan, Illinois, Maine, and Ohio; and, Upper Peninsula Power Company, an electric utility in Michigan.

     Find information about WPS Resources Corporation at its home page: www.wpsr.com.

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